CONSULTING AGREEMENT

This Consulting Agreement is effective December 24, 2016 between The Greater Cannabis Company, LLC (the "Company"), a Florida limited liability company, whose address is 735 Arlington Ave N., Suite 308, St. Petersburg, FL 33701 and Valvasone Trust ("Consultant"), whose address is P.O. Box 1972, Mableton, GA 30126.

1.  Scope and Term of Services.  Consultant shall provide the services specified in Exhibit A, Section 1 in a professional and competent manner.  Consultant shall coordinate Consultant's efforts with persons specified in Exhibit A, Section 2.  Consultant shall provide such services during the period shown in Exhibit A, Section 3.

2.  Payment.  Company and Consultant shall value the services in the amount of Twenty-Five Thousand and NO/100 Dollars ($25,000.00) and shall pay Consultant as specified in Exhibit A, Section 4.  Payments to consultant shall not be subject to income or employment tax withholding.  Consultant hereby indemnifies Company against any obligation imposed on Company to pay withholding taxes resulting from a court's or governmental entity's determination that Consultant is not an independent contractor to Company.

3.  Expenses.  Consultant is responsible for any and all expenses in the normal course of business. The Company may elect to refund the Consultant for cert out of pocket expenses, but these must be preapproved by the Company.

4.  Confidentiality.

(a)  Consultant shall keep confidential all proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, patent applications, patent disclosures, designs, drawings, engineering, marketing, finances or other business information relating to Company or Company's suppliers, customers, corporate partners, investors or other consultants, disclosed by Company or any such supplier, customer, corporate partner, investor or other consultant, directly or indirectly, in writing, orally or by inspection ("Confidential Information").  Confidential Information shall not, however, include any information which Consultant can establish (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Consultant by Company or any Company supplier, customer, corporate partner, investor or other consultant; (ii) becomes publicly known and made generally available to Consultant by Company or any of Company's suppliers, customers, corporate partners, investors or other consultants through no action or inaction of Consultant; or (iii) is in the possession of Consultant, without confidentiality restrictions, at the time of disclosure by Company as shown by Consultant's files and records immediately prior to the time of disclosure.  Nothing in this Agreement shall be deemed to prohibit Consultant from disclosing any Confidential Information that is (i) pursuant to the written consent of Company or (ii) required by law, provided, however, that in the event of such requirement, unless prohibited by law, prior to disclosing any Confidential Information, Consultant will notify Company of the scope and source of such legal requirement, and shall give Company the opportunity to challenge the need to disclose and/or limit the scope of disclosed information.

(b)  Consultant will not use any Confidential Information for any purpose except to perform Consultant's obligations hereunder.  Consultant shall not reverse engineer, analyze, disassemble or decompile any prototypes, samples, software or other tangible objects which embody Company's Confidential Information and which are provided to Consultant hereunder.

(c)  Consultant shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.  Without limiting the foregoing, Consultant shall take at least those measures that Consultant takes to protect Consultant's own most highly confidential information and shall not disclose any Confidential Information to any third party or allow any third-party access to any Confidential Information.  Consultant shall immediately notify Company in the event of any unauthorized use or disclosure of the Confidential Information.

(d)  Nothing in this Agreement is intended to grant any rights to Consultant under any patent application, patent, trade name, copyright or other proprietary right of Company, nor shall this Agreement grant Consultant any rights to Confidential Information except as expressly set forth herein.

(e)  Consultant represents that Consultant's performance of this Agreement does not and will not conflict with any agreement binding on Consultant to keep confidential a third party's proprietary information or trade secrets.

(f)  Upon Company's request, Consultant will return to Company all documents and other tangible objects containing or representing Confidential Information and all copies thereof that are in possession of Consultant.

(g)  Consultant acknowledges that Company may possess or receive Confidential Information of third parties (other than the Company's suppliers, customers, corporate partners, investors and other consultants) to which Consultant will have access.  Consultant shall treat such third party information as "Confidential Information," and intends that such third parties benefit from Consultant's obligations under this Section 4 regarding such Confidential Information.

5.  Inventions, Patents and Technology.  Consultant shall disclose and assign and transfer to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, or other intellectual property ("Proprietary Information") that directly relate to the business of the Company and which are conceived, developed or reduced to practice during the performance of the consulting services provided hereunder.  If Consultant conceives, develops or reduces to practice during the performance of the consulting services hereunder Proprietary Information that does not relate to the business of the Company, Consultant shall give the Company written notice describing such Proprietary Information in general terms and the Company shall have thirty (30) days from receipt of such notice to notify Consultant if it desires to use such Proprietary Information in which event the Company and Consultant shall in good faith negotiate terms and conditions for the Company to obtain such rights.  Consultant shall treat all Proprietary Information as Confidential Information of the Company governed by this Agreement.  Except as otherwise provided, the Company shall be the sole owner of any and all Proprietary Information, including all patents that may result there from, and Consultant shall have no right to use the Proprietary Information for any purpose whatsoever other than to perform services for the Company hereunder.  Consultant shall execute such documentation as is reasonably requested by Company in connection with the foregoing.

6.  Conflicts of Interest.  Consultant represents that, to the best of Consultant's knowledge, this Agreement does not conflict with any agreement or obligation binding on Consultant.  Consultant represents that, except as otherwise disclosed in Exhibit B, Consultant is not presently retained by any entity that develops, designs, produces, and licenses or sells products competitive with any of the Company's existing or proposed products.  During the period Consultant is rendering to Company hereunder, Consultant shall not accept retention by any company or other entity which Consultant believes will develop, design, produce, license or sell products that are competitive with Company's existing or proposed products without first obtaining approval from Company, which shall not be unreasonably withheld.  If, during the period that Consultant is rendering services to the Company, another company or other entity that has retained Consultant commences development, design, production, licensing or sale of a product that is or may be directly competitive with Company existing or proposed products, then Consultant shall promptly inform Company of the such event and obtain Company's approval regarding the continued performance or termination of Consultant's services under this Agreement.

7.  Termination.  Either party may terminate this Agreement at any time upon 30 days prior written notice to the other party.  Upon termination, all rights and obligations of the parties to each other shall cease except that (a) Consultant's obligations under Sections 4, 5 and 9, and the limitations set forth in Section 10, shall survive such termination, and (b) if the Company chooses to terminate the agreement, then Company shall pay Consultant all amounts owing to Consultant for the full term of the agreement and any approved expenses, or (c) if Consultant chooses to terminate the agreement then Company shall pay Consultant within thirty (30) days after the date of termination all amounts owing to Consultant for services (pro-rated for any partial month) and any approved expenses.

8.  Independent Contractor Relationship.  The parties are independent contractors and neither party is the agent of the other for any purpose.  Neither party has authority to assume any obligation for the other or to make any representation on behalf of the other.  Consultant is not an employee of Company for the purposes of any employee benefit plan, income tax withholding, FICA taxes, unemployment benefits or otherwise.  Subject to the terms and conditions set forth in Exhibit A hereto, Consultant will set Consultant's work hours and will control the order and sequence of performance of the services.

9.  Arbitration and Equitable Relief.  Any dispute arising out of this Agreement shall be settled by arbitration held in St. Petersburg, FL USA, in accordance with the rules of the American Arbitration Association.  The arbitrator may award injunctions or other equitable relief.  The arbitrator's decision shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction.  During the arbitration proceedings, Company and Consultant shall each pay 50% of the costs of arbitration and shall each separately pay its respective counsel fees and expenses.  As part of the arbitration award the arbitrator shall award such costs, fees and expenses to the party which prevails as to the majority of the issues raised in the arbitration.  Consultant agrees that it would be impossible or inadequate to measure the Company's damages from breach of Section 4 or 5.  Accordingly, if Consultant breaches or threatens to breach Section 4 or 5, Company may, in addition to any other right or remedy, upon award of the arbitrator, obtain an injunction restraining such breach or threatened breach and specific performance of such provision, without delivery by Company of a bond or other security.

10.  Miscellaneous.  This Agreement shall bind and inure to the benefit of the parties hereto and their affiliates and successors in business.  Consultant may not subcontract any services to be provided under this Agreement or assign this Agreement without Company's prior written consent.  Any attempted subcontract or assignment by Consultant shall be deemed a breach of this Agreement and shall terminate Consultant's rights to use or hold any Confidential

Information or Proprietary Information.  This Agreement shall be governed by the laws of the State of Florida, without reference to conflict of laws principles.  Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof.  This Agreement sets forth the entire understanding and agreement of the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous written and oral agreements, arrangements and understandings related to the subject matter hereof.  In the event of any inconsistency between this Agreement and any statement contained in or transmitted with any Confidential Information, this Agreement shall control.  This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.  Any notice under this Agreement shall be in writing and shall be deemed delivered ten (10) days after being mailed to the other party at the address set forth at the end of this Agreement or at such other address given pursuant to this provision, and shall also be considered delivered upon transmission by facsimile to a number previously designated by the recipient for ordinary communications if a confirming letter is mailed on the same day.

The Greater Cannabis Company, LLC

Valvasone Trust

(Company)

(Consultant)

        /s/ Wayne Anderson                                                  /s/ John DellaDonna

By:  _______________________

By: __________________________

Name: Wayne Anderson

Name: John DellaDonna

Title: President of Managing Member

Title: Trustee

EXHIBIT A

1.

Scope of Services:

To provide consulting services, for the Company and or its subsidiaries,

Specifically;

b.

Preparing and filing a Notice of Conversion with the State of Florida to convert the Company from a limited liability company to a Florida for profit corporation; and

c.

Prepare the initial draft of the Company’s S-1 Registration Statement; and

d.

Apply for the Company’s Cusip number; and

e.

Apply for the Company’s NOBO list with Broadridge; and

f.

Identify potential acquisition targets, joint ventures or additional business opportunities for the Company specifically within the medical marijuana sector; and

g.

Prepare and file all documentation with the State of Florida, the Company’s transfer agent and any further required regulatory agencies for the Company’s planned spin-off from Sylios Corp.

2.

Coordinating Party:

a.

The primary point of contact is Wayne Anderson or whoever else the Company may nominate.

3.

Term of Services:

a.   Three (3) months commencing December 24, 2016 and ending on March 31, 2017. Services shall be deemed completed upon the initial filing of the Company’s S-1 with the Securities and Exchange commission.

4.

Payment for services:

a.

Consultant's Services shall be valued at $25,000.00; and

b.

Consultant shall receive a number of shares of the Company’s common stock based on a per share price of $.25 for a total of 100,000 shares of common stock; and

c.

The common shares issued to Consultant shall be issued upon an effective conversion from a limited liability company into a Florida for profit corporation; and

d.

The shares issued to Consultant shall be included within the Company’s S-1 registration Statement.

EXHIBIT B

Entities by whom the Consultant is retained that develop, design, produce, license or sell products competitive with any of the Company's existing or proposed products: NA

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                                                                                                          Initials: GCC_____ VT ______